Exhibit 107
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284878

Calculation of Filing Fee Tables
S-3
(Form Type)

Recursion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
CALCULATION OF REGISTRATION FEE

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.00001 per share	457 (o) and 457(r)	$300,000,000		$300,000,000	$0.00013810	$41,430.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$300,000,000		$41,430.00
			Total Fees Previously Paid:						$0.00
			Total Fee Offsets:						$0.00
			Net Fee Due:						$41,430.00

Offering Note
(1)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3ASR (File No. 333-284878), filed on February 12, 2025 (the “Registration Statement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering.